Exhibit 99.1

CONSENT RESOLUTION OF THE DIRECTORS
OF FARMACIA CORORATION (the Company)

RESOLVED, that Farmacia Corporation will acquire the company SRL (Societatea cu Raspundere Limitata) "Willow", Chisinau, Moldova with the pharmaceutical business license valid until August 02, 2015.

RESOLVED, that Farmacia Corporation will start its operations under SRL (Societatea cu Raspundere Limitata) "Willow" business license.

The foregoing resolution was unanimously adopted by the Board of Directors of The Company.  Action was taken pursuant to the applicable Nevada law which provides that such action, which might be taken at a meeting of a Board of Directors, may be taken without a meeting if a record be made in writing and signed by all the members of the Board of Directors.

The foregoing resolutions were approved by all the member of the Board of Directors of Farmacia Corporation on this 31st day of January, 2012.

“Irina Cudina”
Irina Cudina
President, Director